FLEXIBLE DURATION NO-LAPSE GUARANTEE RIDER

This Rider (“Rider”) becomes a part of the Policy to which it is attached (“Policy”).  All terms of the Policy that do not conflict with this Rider’s terms apply to this Rider.  If there is a conflict between the terms of this Rider and the terms of the Policy, the terms of this Rider shall prevail.  Please read it carefully.

Terms that have been defined either within this Rider or within the Policy to which this Rider is attached, are usually capitalized to provide emphasis.

•      Although this Rider includes a “No-Lapse Guarantee,” this does not mean the Policy to which this Rider is attached will never lapse.  The No-Lapse Guarantee will keep the Policy In Force only while the No-Lapse Guarantee is in effect.

•      If the Maximum No-Lapse Guarantee Period is less than lifetime, additional premium payments may be required to keep the Policy In Force after the Maximum No-Lapse Guarantee Period is reached.

•      The growth of the No-Lapse Guarantee Value depends in part on the timing and amount of premium payments, and similarly, the timing and amount of other financial transactions such as requested or required Withdrawals, Loan Requests and Loan Repayments.  Any changes to the timing and amount of such transactions will affect the duration of the No-Lapse Guarantee provided by this Rider.

•      Any modification to your Policy coverage or benefits may affect the duration of the No-Lapse Guarantee provided by this Rider.

•      Differences between planned activities and actual activities may have a cumulative effect on the duration of the No-Lapse Guarantee provided by this Rider.

•      We suggest reviewing the Policy’s performance periodically and before making any changes to the Policy.

THE NO-LAPSE GUARANTEE

No-Lapse Guarantee – The No-Lapse Guarantee is in effect when the Net No-Lapse Guarantee Value is greater than zero.  While the No-Lapse Guarantee is in effect, the Policy and any attached optional benefits that are currently In Force will remain In Force according to their terms, even if there is insufficient Net Accumulated Value to cover the Monthly Deductions due.  As long as the No-Lapse Guarantee is in effect, the Policy will not enter the Grace Period.

Basic Fund – The Basic Fund receives Net Basic Premium as described in the Premium Payment provision of this Rider, less any requested or required Withdrawal of Policy Value and less any accelerated death benefit payments.

Excess Fund – The Excess Fund receives Net Excess Premium as described in the Premium Payment provision of this Rider, less any requested or required Withdrawal of Policy Value and less any accelerated death benefit payments.

NOTE:  The No-Lapse Guarantee Value is tracked solely for the purpose of administering this Rider.  In particular, the No-Lapse Guarantee Value does not add to cash values, values that may be withdrawn or loaned against, the Death Benefit or to any other benefit under the Policy.

No-Lapse Guarantee Value – The No-Lapse Guarantee Value is equal to the sum of the Basic Fund plus the Excess Fund plus the No-Lapse Guarantee Loan Account Value.  Generally, the Basic Fund accumulates at a higher crediting rate than the Excess Fund.  While deductions may cause the Basic Fund to become negative, the Excess Fund will never be less than zero.  The Basic Fund and the Excess Fund are adjusted as follows:

•      Premium Payments increase both the Basic Fund and the Excess Fund, as described in the Premium Payment provision of this Rider;

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•      No-Lapse Deductions reduce the Excess Fund and then the Basic Fund as described in the No-Lapse Deduction provision of this Rider;

•      Any requested or required Withdrawal and Policy fees and charges associated with a Withdrawal reduce the Excess Fund and then the Basic Fund;

•      Any loans will reduce the Excess Fund and then the Basic Fund;

•      Loan Repayments will first increase the Basic Fund to zero, if it is negative, but otherwise increase the Excess Fund;

•      Basic Fund No-Lapse Accumulation Amounts are added to the Basic Fund;

•      Excess Fund No-Lapse Accumulation Amounts are added to the Excess Fund; and

•      Any Reinvestment Risk Refund Amounts, as described in the Reinvestment Risk Refund Amount provision of this Rider, increase the Basic Fund.

Net No-Lapse Guarantee Value – The Net No-Lapse Guarantee Value is equal to the No-Lapse Guarantee Value less any Policy Debt.

Restoring the Net No-Lapse Guarantee Value – When the Net No-Lapse Guarantee Value is negative, the No-Lapse Guarantee is not in effect and the Policy may enter the Grace Period.  If sufficient Premium is not received during the Grace Period, the Policy and this Rider will Lapse.  To maintain the benefits of this Rider and prevent the Policy from entering the Grace Period, we must receive a Premium Payment or Loan Repayment sufficient to restore the Net No-Lapse Guarantee Value to positive.

PROCESSING PREMIUM PAYMENT

Premium Payment – On the date received, each Premium Payment is categorized in part or in whole as Basic Premium or Excess Premium as described below.

Basic Premium – Basic Premium is equal to that portion of each Premium Payment received in a Policy year up to the greater of the two amounts listed below:

•      Any premium that is sufficient to restore the Basic Fund to zero if the Basic Fund is negative; and

•      The lesser of the Premium Payment, or the Annual Premium Threshold less the sum of all prior Basic Premium in the current Policy year.

Net Basic Premium – Net Basic Premium is equal to the Basic Premium reduced by its share of the No-Lapse Premium Load and is added to the Basic Fund.

Excess Premium – Excess Premium is equal to that portion of each Premium Payment received in a Policy year in excess of the Basic Premium.

Net Excess Premium – Net Excess Premium is equal to the Excess Premium reduced by its share of the No-Lapse Premium Load and by the Excess Premium Load, and is added to the Excess Fund.

Processing of Premium – In the first Policy year, Processing of Premium is done as described in the Policy Specifications.  After the first Policy year, Net Basic Premium is added to the Basic Fund and Net Excess Premium is added to the Excess Fund.

No-Lapse Premium Load – The No-Lapse Premium Load is an amount associated with each Premium Payment.  The No-Lapse Premium Load is equal to the Premium Payment multiplied by the No-Lapse Premium Load Rate shown in the Policy Specifications for the Policy year in which the Premium Payment is received.

Excess Premium Load – The Excess Premium Load is equal to the Excess Premium multiplied by the Excess Premium Load Rate shown in the Policy Specifications for the Policy year in which the Excess Premium is received.

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Annual Premium Threshold – The Annual Premium Threshold is a value for each Policy year above which any Premium Payment is considered Excess Premium, unless that premium is used to restore the Basic Fund to zero. The Annual Premium Threshold is shown in the Policy Specifications and may change only on the Policy anniversary.  However, a Policy change will cause the Annual Premium Threshold to be recalculated as of the beginning of the Policy year in which the Policy change occurred.  Premium Payment received on or after the effective date of the Policy change, if any, will be applied to the revised Annual Premium Threshold.  The revised Policy Specifications sent to you upon the Policy change will include the revised Annual Premium Threshold amounts for the current and future years.

DEDUCTIONS FROM THE NO-LAPSE GUARANTEE VALUE

No-Lapse Deductions – No-Lapse Deductions are the sum of the No-Lapse Monthly Deductions and any requested or required Withdrawal of Policy value plus any charge or fee that reduces the No-Lapse Guarantee Value.

Any No-Lapse Deduction is subtracted first from the Excess Fund until the Excess Fund is reduced to zero.  Any remaining No-Lapse Deduction will then be subtracted from the Basic Fund.  If the No-Lapse Deduction reduces the No-Lapse Guarantee Value to an amount less than zero, then the Basic Fund will be negative.

No-Lapse Monthly Deduction – The No-Lapse Monthly Deduction reduces the No-Lapse Guarantee Value and is the greater of the No-Lapse Monthly Charge Deduction or the Alternative No-Lapse Monthly Deduction.  Rates that are used in calculating the No-Lapse Monthly Charge Deduction are shown in the No-Lapse Guarantee Value Factors section of the Policy Specifications.

CALCULATION OF THE NO-LAPSE MONTHLY CHARGE DEDUCTION

No-Lapse Monthly Charge Deduction – The No-Lapse Monthly Charge Deduction for a Policy month is calculated on each Monthly Payment Date and is equal to the sum of the following items:

•                  The No-Lapse Coverage Charge;

•                  The No-Lapse Administrative Charge;

•                  Optional Benefit Charges, if any;

•                  Transactional Policy fees and charges, such as a charge applied to Withdrawals, if any; and

•                  The No-Lapse Cost of Insurance Charge.

No-Lapse Coverage Charge – The No-Lapse Coverage Charge is shown in the Policy Specifications.

No-Lapse Administrative Charge – The No-Lapse Administrative Charge is shown in the Policy Specifications..

Optional Benefit Charges – The Optional Benefit Charges are equal to the sum of the charges, if any, for each optional benefit attached to the Policy, according to their terms.  The charge for each such benefit is described in the specifications associated with that benefit.

No-Lapse Cost of Insurance Charge – The No-Lapse Cost of Insurance Charge is calculated on each Monthly Payment Date and is equal to (A) x (B), where:

(A)       is the No-Lapse Cost of Insurance Rates shown in the Policy Specifications for the applicable Policy year; and

(B)       is the Death Benefit (calculated according to your Policy’s provisions, but using the No-Lapse Guarantee Value instead of the Policy’s Accumulated Value), divided by the Net Amount at Risk Factor in your Policy, less the No-Lapse Guarantee Value.

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CALCULATION OF THE ALTERNATIVE NO-LAPSE MONTHLY DEDUCTION

Alternative No-Lapse Monthly Deduction – The Alternative No-Lapse Monthly Deduction for a policy month is calculated on each Monthly Payment Date and is equal to the sum of the following items:

•                  Any Optional Benefit Charges;

•                  Any transactional Policy fees and charges, such as a charge applied to Withdrawals; and

•                  The Alternative No-Lapse Cost of Insurance Charge.

Alternative No-Lapse Cost of Insurance Charge – The Alternative No-Lapse Cost of Insurance Charge is calculated as [(C) x (D)] – (E), but not less than zero, where:

(C)       is the Alternative No-Lapse Cost of Insurance Rates shown in the Policy Specifications for the applicable Policy year;

(D)      is the Death Benefit (calculated according to your Policy’s provisions, but using the No-Lapse Guarantee Value instead of the Accumulated Value), divided by the Net Amount at Risk Factor in your Policy, less the No-Lapse Guarantee Value; and

(E)       is the Alternative No-Lapse Cost of Insurance Reduction Amount.

Alternative No-Lapse Cost of Insurance Reduction Amount – The Alternative No-Lapse Cost of Insurance Reduction Amount is used in the calculation of the Alternative No-Lapse Cost of Insurance Charge.  The Alternative No-Lapse Cost of Insurance Reduction Amount is calculated at the beginning of each policy year and is shown in the Policy Specifications.

Reduction Amount – The Reduction Amount is used in the calculation of the Alternative No-Lapse Cost of Insurance Reduction Amount.  The Reduction Amount is calculated as (F) x (G), where:

(F)        is the COI Reduction Factor shown in the Policy Specifications; and

(G)      is the Average No-Lapse Guarantee Value.

Average No-Lapse Guarantee Value – The Average No-Lapse Guarantee Value is used in the calculation of the Alternative No-Lapse Cost of Insurance Reduction Amount.  The Average No-Lapse Guarantee Value is calculated at the beginning of each Policy year and is shown in the Policy Specifications.

CALCULATION OF THE REINVESTMENT RISK REFUND AMOUNT

Reinvestment Risk Refund Amount – The Reinvestment Risk Refund Amount is calculated on each Policy Anniversary in the three steps described below:

•                  First, the Refund Basis is calculated.  The Refund Basis is the Excess Premium Load in the first Policy year, accumulated monthly to the end of the first Policy year using the No-Lapse Accumulation Factor shown in the Policy Specifications.

•                  Second, the result of the first step is multiplied by a reduction factor equal to (H) ÷ (I), except that the result may not be greater than the number 1, where:

(H)       is the sum of all Withdrawals up to the end of the prior Policy year plus the excess, if any, of the Policy Debt at the end of the prior Policy year divided by the Policy Debt at the end of the first Policy year; and

(I)             is the sum of all Excess Premium paid in the first Policy year.

•                  Third, the result of the second step is multiplied by the Reinvestment Risk Refund Percent shown in the Policy Specifications for the applicable Policy year when the No-Lapse Guarantee Value is calculated, provided that the Reinvestment Risk Refund Amount will never be less than zero.

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PROCESSING OF POLICY LOANS

Policy Loans – For the purposes of this Rider, a Policy Loan includes standard Policy Loans, alternate Policy Loans, or any Loan Interest Charge that is not paid when due and added to either a standard Policy Loan or an alternate Policy Loan on a Policy Anniversary.

No-Lapse Guarantee Loan Account Value – The No-Lapse Guarantee Loan Account Value is the sum of the Loan Account Value for standard Policy Loans, plus any loans taken, less any repayment under an optional benefit providing an alternate loan.

Loan Request – When a Policy loan is taken, the No-Lapse Guarantee Loan Account Value will be increased by the amount of the loan.  The loan will be processed under the terms of the Policy or under the terms of an optional benefit, whichever apply.  The amount of the loan is first subtracted from the Excess Fund until the Excess Fund is zero, and then from the Basic Fund.  If the amount of the Loan is greater than the Basic Fund plus the Excess Fund, then the Basic Fund will be negative as a result of the loan.

Loan Repayment – When a Policy loan is repaid, the No-lapse Guarantee Loan Account Value will be reduced by the amount of the Loan Repayment.  The Loan Repayment will be processed under the terms of the Policy or under the terms of an optional benefit, whichever apply.  The amount of the Loan Repayment is first applied to restore the Basic Fund to zero if it is negative, and any remainder will be added to the Excess Fund.

Loan Interest Credit – Any loan interest that is credited to a standard Policy Loan will be done so in accordance with the terms of the Policy.  The value of such interest is added to the No-Lapse Guarantee Loan Account Value.

Loan Processing on Policy Anniversary – On each Policy Anniversary, the Loan Interest Charged is due according to the terms of the Policy.  Any difference between the Policy Debt and the No-Lapse Guarantee Loan Account Value will cause adjustments to the No-Lapse Guarantee Value as described below.

If on the Policy Anniversary the Policy Debt is greater than the No-Lapse Loan Account Value, which is generally the case when the Policy loan interest has not been fully paid, the excess of the Policy Debt over the No-Lapse Guarantee Loan Account Value will be processed in the same manner as a Loan Request is processed under this Rider.

If on the Policy Anniversary the No-Lapse Guarantee Loan Account Value is greater than the Policy Debt, which is generally the case when the Policy loan interest has been fully paid, the excess of the No-Lapse Guarantee Loan Account Value over the Policy Debt will be processed in the same manner as a Loan Repayment is processed under this Rider.

NO-LAPSE ACCUMULATION AMOUNT

No-Lapse Accumulation Amount – The No-Lapse Accumulation Amount, which may be negative, is added to the Basic Fund and the Excess Fund, as applicable, on each Monthly Payment Date.  The No-Lapse Accumulation Amount is the sum of the Basic Fund Accumulation Amount and the Excess Fund Accumulation Amount, if any.

Basic Fund Accumulation Amount – The Basic Fund Accumulation Amount is the Basic Fund at the beginning of the month, adjusted for Net Basic Premium, No-Lapse Monthly Deductions, Withdrawals or other distributions of Policy Value, and Loan Request and Loan Repayments; multiplied by the Basic Fund Accumulation Factor, shown in the Policy Specifications, for the applicable Policy year.  The Basic Fund Accumulation Amount is added to the Basic Fund.

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Excess Fund Accumulation Amount – The Excess Fund Accumulation Amount is the Excess Fund at the beginning of the month, adjusted for Net Excess Premium, No-Lapse Monthly Deductions, Withdrawals or other distributions of Policy Value, and Loan Request and Loan Repayments; multiplied by the Excess Fund Accumulation Factor, shown in the Policy Specifications, for the applicable Policy year.  The Excess Fund Accumulation Amount is added to the Excess Fund.

EFFECTS OF THE RIDER ON THE POLICY

Net Accumulated Value – The Net Accumulated Value is equal to the Policy’s Accumulated Value less any Policy Debt.  When the Policy is continued under the No-Lapse Guarantee, the Net Accumulated Value is less than or equal to zero.  As a result, the Policy has no Net Accumulated Value from which Monthly Deductions can be collected.  Any such uncollected amounts are accumulated without interest as the Net Accumulated Value becomes negative.

Note that although the Policy’s Accumulated Value can be less than zero due to uncollected Monthly Deductions, when the Policy’s Accumulated Value is used in calculating the Policy’s Net Amount at Risk and Death Benefit, it is assumed to never be less than zero.

Rider Charge – Charges for this Rider, if any, are described in the Policy Specifications.

EFFECTS OF ALL POLICY TYPES ON THE RIDER

Withdrawals – Any Withdrawal of the Policy’s Accumulated Value is subtracted first from the Excess Fund until the Excess Fund is reduced to zero.  Any remaining Withdrawal value will then be subtracted from the Basic Fund.  Withdrawal of Policy Accumulated Value may cause the Face Amount of the Policy to change and may cause the Annual Premium Threshold to be recalculated as described in the Annual Premium Threshold provision.

Restoring the Net Accumulated Value – To restore a negative Net Accumulated Value of the Policy to a positive value, you will first need to make a Premium Payment or Loan Repayment sufficient to pay off such uncollected amounts.  Any such Premium Payment and any credit to the Policy Value under the terms of your Policy, when the Policy is continued under the No-Lapse Guarantee, will first be used to cover any uncollected Monthly Deductions.  Any excess Premium Payment and credit to the Policy Value will then be applied to the Accumulated Value.  All Premium Payments will be subject to Premium Loads as described in your Policy.

Policy Changes and the No-Lapse Guarantee – Policy changes, including changes to your Policy’s Face Amount and changes in the optional benefits attached to your Policy, may affect the No-Lapse Guarantee Factors.  Any changes in the No-Lapse Guarantee Factors will be sent to you, at your last known address, at the time of the Policy change.  Because changes in the No-Lapse Guarantee Factors will affect the duration of the No-Lapse Guarantee provided by this Rider, we suggest reviewing an updated quote or illustration before making any Policy changes.

EFFECTS OF A VARIABLE POLICY ON THE RIDER

Asset Allocation Requirement – If this Rider is attached to a Variable Policy, to be eligible for this Rider, allocations to the Investment Options must be in an allowable Fixed or Variable Option or other Options we designate.  Not all Investment Options may be used with this Rider.  The allowable Investment Options are evaluated periodically (generally, annually).  As a result of this periodic analysis, the available allowable Investment Options for this Rider may change, resulting in a change to the allowable allocations, and potentially to the underlying Variable Options, in which case you must reallocate your Accumulated Value to another allowable Investment Option in order to keep this Rider In Force.  You may contact us to find out which Individual Investment Options are available at any given time for the purpose of this requirement.

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You need to determine which allowable Investment Options are best suited to your financial needs, investment time horizon, and investment risk tolerance.  You should periodically review these factors to determine if you should change Investment Options to keep up with changes in your personal circumstances.

If any allocation is made to an Investment Option other than an allowable Investment Option, this Rider will terminate and benefits will be no longer be provided by this Rider.

GENERAL PROVISIONS OF THIS RIDER

Grace Period – When the Net No-Lapse Guarantee Value is negative, the No-Lapse Guarantee is not in effect.  Consequently, the Policy may enter the Grace Period.  A Grace Period of 61 days will be allowed, during which you must either restore the Net No-Lapse Guarantee Value (see Restoring the Net No-Lapse Guarantee Value) or you must provide payment of sufficient loan repayment or Premium to keep your Policy In Force as described in the Grace Period provision of your Policy.  The Grace Period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter.  At the start of the Grace Period, we will provide a grace notice to you, any assignee of record, and any additional person designated to receive notice of lapse or termination.  Sufficient Premiums that are sent to us by United States mail and postmarked within the Grace Period will be accepted.  There is no penalty for paying a premium during the Grace Period.  Your Policy will remain In Force during the Grace Period.

Changes in Face Amount – Any limitations to changes in the Face Amount when this Rider is In Force are described in the Policy Specifications.

Optional Benefits Attached To Policy At Issue – If the Policy is continued under the No-Lapse Guarantee, any attached optional benefits will remain In Force or terminate according to their terms.

Effective Date – This Rider is In Force on the Policy Date.

Rider Reinstatement –Rider Reinstatement is described in the Policy Specifications.

Rider Termination – This Rider will terminate as described in the Policy Specifications.

Effect of Additional Benefits on Rider Provisions – Your policy may include additional benefits that were added by rider or endorsement.  These rider and endorsement forms may include provisions that replace or amend provisions in this contract.  Please read your entire policy including this Rider and all other forms carefully.

Conformity with IIPRC Standards – This Contract was approved under the authority of the IIPRC and issued under the IIPRC standards.  If there is any contract provision that is in conflict with any IIPRC standards applicable to this Contract when this Contract was issued, the provision is amended to conform to that standard.  Any such amendment is effective on the Contract’s Effective Date.

[STATE] Department of Insurance: [(XXX) XXX-XXXX]

Signed for Pacific Life Insurance Company,

Chairman, President and Chief Executive Officer	Secretary

[www.PacificLife.com]	[(800) 347-7787]

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